EXHIBIT 99.1






FOR IMMEDIATE RELEASE                                Contact:  Laurie Parker or
October 6, 1998                                                JuliAnne Forrest
                                                               (202) 333-0700


                         PATHNET EXPANDS MANAGEMENT TEAM
        Three New Vice Presidents to Head Up Regional and National Sales

         Washington, D.C. - Pathnet, Inc. this week expanded its management team to include three new additions to its national sales force. Rob DiRocco has been named Vice President of National Account Sales; Nicholas C. Kalavity has been appointed Regional Vice President of the Western Region, and; Phil Sullivan has been named Regional Vice President of the Northeast Region.

         Pathnet intends to be a leading provider of high-quality, low cost, long haul telecommunications capacity to second- and third-tier U.S. markets by upgrading existing wireless infrastructure to develop a state-of-the-art SONET network.

         "The expansion of our sales team to include qualified professionals like Rob, Nick, and Phil clearly signals Pathnet's commitment to meet the increasing telecommunications needs of second- and third-tier U.S. markets," said Mike Van Zetta, Vice President of Sales. "Their combined 40-plus years of experience in telecommunications sales will no doubt increase our ability to market Pathnet's network capacity to our end-user customers."

         As Vice President of National Account sales for Pathnet, Rob DiRocco will be responsible for sales to national companies such as AT&T, MCI WorldCom and Sprint. With over 10 years experience in the field of telecommunications, Mr. DiRocco was previously the Director of North American Sales for Hughes Network Systems' (HNS) data networking division. Prior to HNS, he was Director of National Account Sales for American Personal Communications, where he helped launch the nation's first digital
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Personal  Communication  Services (PCS) network - Sprint  Spectrum.  Mr. DiRocco also worked at Bell Atlantic as Director of Sales.

         Bringing 15 years of industry experience to Pathnet, Nicholas Kalavity previously was in the National Markets Group of TCG where he helped establish their Emerging Markets/Carrier Services Market Segment. Prior to his work with TCG, Mr. Kalavity was the National Account Manager for Telephone Electronics Corporation. As Regional Vice President of the Western Region for Pathnet, Mr. Kalavity will be responsible for sales in the Western half of the United States. Previously the Director for Carrier Sales, Eastern Division, at Teleglobe, Phil Sullivan brings over 17 years experience to Pathnet. Prior to his work at Teleglobe, Mr. Sullivan worked in the Government Systems group and the Carrier Sales division of MCI. As the Regional Vice President of the Northeast Region of Pathnet, Mr. Sullivan will be responsible for sales in the Eastern half of the United States. As of the beginning of June, 49 companies, controlling over 95,000 route miles of private microwave communications systems have authorized Pathnet in writing to prepare preliminary engineering evaluations of their networks. Pathnet is positioning itself primarily as a "carriers' carrier" to provide a high-capacity, dedicated network to interexchange carriers, local exchange carriers, Internet service providers, Regional Bell Operating Companies, cellular operators and resellers. Pathnet headquarters are located in Washington, D.C., at 1015 31st Street, N.W., Washington, D.C., 20007. For additional information about Pathnet, visit the company website located at www.pathnet.net.

                                      ###

This press release contains some matters that are forward-looking statements. The reader is cautioned that these forward-looking statements, such as plans to sign additional agreements with private network operator's; offer services to telecom service providers; build a digital network; and statements regarding the development of Pathnet's business, and other statements contained herein regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events may differ materially as a result of risks facing Pathnet. For a discussions of factors that could affect the forward-looking statements see Pathnet's public filings on file with the Securities and Exchange Commission.